UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2017

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Arsenal Way
Watertown, MA 02472
(Address of principal executive offices) (Zip Code)

(617) 923-1400
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2017, Selecta Biosciences, Inc. (the “Company”) entered into a Patent License Agreement (the “License Agreement”) with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute, an Institute or Center of the National Institutes of Health (the “NIH”). Under the terms of the License Agreement, the NIH granted to the Company an exclusive worldwide license under specified patent rights and a non-exclusive worldwide license under specified other patent rights in the field of use of anti-mesothelin targeted immunotoxins for the treatment of mesothelin-expressing cancers. The Company has the right to grant sublicenses under the licenses granted by the NIH with NIH’s prior consent, not to be unreasonably withheld. The license grant is subject to typical statutory requirements and reserved rights as required under federal law and NIH requirements. In addition, if the NIH determines that the public health and safety so require, the NIH may require the Company to grant sublicenses to responsible applicants, on reasonable terms, in any licensed field under the licensed patent rights, unless the Company can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the licensed patent rights.

In consideration for the rights granted under the License Agreement, the Company agreed to pay an upfront payment of $50,000, earned royalties equal to a percentage, in the low single digits, of net sales (subject to certain annual minimum royalty payments), payments of up to an aggregate of $9,250,000 upon achievement of specified benchmarks, and a percentage, ranging from the mid single digits to mid teens, of revenues from sublicensing arrangements. The Company is obligated to use commercially reasonable efforts to exploit, and make publicly available, the inventions described in the licensed patent rights. The Company may not transfer or assign the License Agreement to a third party without the NIH’s consent, and if the NIH consents to any assignment, the Company is obligated to pay the NIH a percentage in the low single digits of the consideration received by the Company for such assignment.

The term of the License Agreement will extend to the date of expiry of the last-to-expire patent in the licensed patent rights, unless either party terminates the License Agreement earlier. The NIH may terminate the License Agreement if the Company is in default of the performance of any material obligations under the License Agreement, including certain specified benchmark and other obligations, if the default has not been remedied within ninety days after the date of notice in writing of the default. In addition, the NIH may terminate the License Agreement or modify, at its option, the License Agreement, if the NIH determines that such termination or modification is necessary to meet the requirements for public use specified by federal regulations issued after the date of the License Agreement and these requirements are not reasonably satisfied by the Company. The Company may terminate the License Agreement or any licenses in any country or territory by giving the NIH sixty days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: May 2, 2017	By:	/s/ Werner Cautreels, Ph.D.
Werner Cautreels, Ph.D.
President and Chief Executive Officer